Exhibit 99.1

   Geron Announces Completion of Celera Genomics Collaboration and
    Characterization of Active Genes in Human Embryonic Stem Cells

    MENLO PARK, Calif.--(BUSINESS WIRE)--July 1, 2003--Geron Corporation (Nasdaq:GERN) today announced the completion of its research collaboration with Celera Genomics Group (NYSE:CRA), an Applera Corporation business. Geron and Celera collaborated to sequence, identify, and analyze the function of genes expressed in human embryonic stem cells (hESCs), both in their undifferentiated state and in the course of their differentiation. The work has resulted in the creation of physical libraries of cloned mRNA transcripts, called "cDNA clones" that are expressed in undifferentiated hESCs and in partially differentiated cell populations derived from hESCs. DNA sequence analysis of these clones led to the creation of a unique database which can be used to identify and assign function to genes important in early human development, and to support development of small molecule pharmaceuticals, protein therapeutics, cell and gene therapies, diagnostics, and tools for use in drug discovery and testing.

    The collaboration combined Geron's knowledge and expertise in hESC biology with Celera's DNA sequencing and gene discovery capabilities. Libraries of cDNA clones were produced from undifferentiated hESCs and three partially differentiated cell populations derived from hESCs. From these gene libraries, over 148,000 individual cDNA clones were sequenced representing more than 32,000 genes in the human genome. This sequence information was used to create a unique, searchable, database of gene expression information that can be used to identify genes preferentially associated with the undifferentiated state of hESCs and to study changes in the activities of individual genes during the early stages of differentiation.

    Geron reported on the research in a presentation at the International Society of Stem Cell Research in Washington, DC on June 9, 2003. Geron identified 532 genes that are expressed at particularly high levels in undifferentiated cells, representing growth factors, receptors, transcription factors, structural proteins, metabolic factors, and signal transduction molecules that may be important in maintaining the pluripotent state of the hESCs. Also identified were 140 genes that were relatively poorly expressed in undifferentiated hESCs but are upregulated during differentiation. The gene compendium provides new clues about the molecular pathways that are operational in hESCs to control growth, differentiation, metabolism, migration, communication and other stem cell functions.

    Geron plans to use the database information to enhance its understanding of how to induce and control differentiation of hESCs into specialized cells that can be used therapeutically.

    "Cell growth, development and differentiation is regulated by the pattern of gene expression in cells," said Jane S. Lebkowski, Ph.D., Geron's vice president of regenerative medicine. "Geron and others in the field have made extraordinary scientific progress since hESCs were first derived in 1998. The database information we created should accelerate further progress, including potentially improving the efficiency with which we can grow hESCs and differentiate them into specialized cells for therapeutic use."

    Geron is widely recognized as a world leader in research on hESCs, which are immortal, undifferentiated cells that are capable of forming all other cells and tissues in the human body. Geron's product development programs include treatments for spinal cord injury, Parkinson's Disease, heart disease, and diabetes. Geron funded the research by James Thomson at the University of Wisconsin-Madison that resulted in the first isolation of hESCs. In addition to an exclusive commercial license to the Thomson patents to develop therapies based on three cell types, Geron owns more than 90 issued or pending patents covering hESC technology.

    In addition to the database information, the collaboration also resulted in inventions, including the identification of a number of novel gene sequences and the expression, use and function of these genes. Geron owns the right to develop and commercialize therapeutic, diagnostic, and other products based on those inventions, and has already filed patent applications on some of them. Under an amended agreement between the two companies, for certain inventions relating to small-molecule and antibody therapeutic targets or diagnostic markers in oncology, Celera will have a right of first refusal if Geron wishes to license the inventions rather than develop them itself.

    The physical cDNA clones and the hESCs themselves are unique tools for discerning the activity of these unknown genes and identifying those that could be potential drug targets. "There are well-known similarities between cancer development and the normal growth and differentiation of cells and tissues in the developing organism," said Thomas B. Okarma, Ph.D., M.D., Geron's president and chief executive officer. "Many publications have identified gene products that affect both normal differentiation and malignant transformation. We believe that the genomics data that we developed may offer promising leads to new cancer targets and drugs."

    Geron is a biopharmaceutical company focused on developing, and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding future applications of Geron's technology constitute forward-looking statements involving risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for additional capital, need for regulatory approvals or clearances, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended on March 31, 2003.

    Additional information about the company can be obtained at http://www.geron.com.

    CONTACT: Geron Corporation
             Investor and Media Relations
             David L. Greenwood, 650/473-7765